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                                                                     EXHIBIT 22.

                           SUBSIDIARIES OF REGISTRANT

   The following are the subsidiaries of Mercom, Inc.:

         Communications and Cablevision, Inc.

         Coldwater Cablevision, Inc.

         Allegan County Cablevision, Inc.

         Mercom Services, Inc.